Exhibit 99.1

FOR IMMEDIATE RELEASE

INTELIQUENT AGREES TO BE ACQUIRED BY GTCR

GTCR to pay $23.00 per share, representing a 37% premium to Inteliquent’s closing stock price on November 1, 2016

Transaction valued at approximately $800 million

Chicago, IL – November 2, 2016 – Inteliquent, Inc. (NASDAQ:IQNT), a premier interconnection partner for communications service providers of all types, announced today that it has entered into a definitive agreement to be acquired by an affiliate of GTCR LLC, a leading private equity firm, and merged with a subsidiary of Onvoy, LLC a fast-growing leader in Communications Enablement services. Under the terms of the agreement, Inteliquent stockholders of record will receive $23.00 in cash per share of common stock, which represents a 37% premium to Inteliquent’s closing stock price on November 1, 2016. The value of the transaction is approximately $800 million.

“Over the past several quarters, Inteliquent has been transforming its business to become a leader in the next-generation communications services market,” said Matt Carter, Inteliquent’s Chief Executive Officer. “The acquisition of Inteliquent by GTCR and Onvoy validates our Growth Forward strategy. We believe this transaction will deliver immediate, significant and certain cash value to our stockholders while creating a market leading provider.”

“We are excited to partner with the Inteliquent and Onvoy management teams to create a leading provider of communications enablement solutions,” added GTCR Managing Director Lawrence Fey. “The combination of Inteliquent and Onvoy is transformational and creates an entity that is well positioned to provide robust next-generation solutions to the communications enablement market.”

“Inteliquent’s commitment to the core switching infrastructure has earned the trust of the nation’s top carriers. We believe this will lead to additional opportunities for other carriers to partner with Inteliquent to outsource network infrastructure and achieve cost savings without sacrificing quality and reliability,” said Fritz Hendricks, Chief Executive Officer of Onvoy. “We look forward to working with the Inteliquent team to continue the network expansion and to empower innovation for our shared customer base.”

The combined company intends to continue to maintain a significant presence in Chicago.

Additional Transaction Details

The Inteliquent Board of Directors unanimously approved the transaction and agreed to recommend that Inteliquent’s stockholders vote to adopt the definitive agreement. The transaction is subject to certain conditions, including approval from Inteliquent stockholders, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as well as FCC and state regulatory approvals, approvals and other customary closing conditions. There is no financing condition associated with the proposed acquisition. Inteliquent expects to hold a special meeting of its stockholders to consider and act upon the transaction as promptly as practicable. The transaction is expected to close in the first half of 2017.

Under the terms of the agreement, for a period of 30 calendar days, Inteliquent may solicit alternative proposals from third parties. Inteliquent does not anticipate that it will disclose any developments with regard to this process unless and until the Inteliquent Board of Directors makes a decision with respect to a potential superior proposal. There are no guarantees that this process will result in a superior proposal.

Perella Weinberg Partners is acting as exclusive financial advisor to Inteliquent with Kirkland & Ellis LLP serving as legal counsel. Credit Suisse is acting as exclusive financial advisor to GTCR and Onvoy with Latham & Watkins LLP serving as legal counsel.

Inteliquent Third Quarter Earnings Results

In light of today’s transaction, Inteliquent has canceled its third quarter 2016 earnings conference call previously scheduled to take place on Thursday, November 3, 2016 at 10:00 am Eastern Time. Inteliquent will file its Form 10-Q for the third quarter of 2016 on or before November 9, 2016.

About Inteliquent

Inteliquent is a premier interconnection partner for communication service providers of all types. As the nation’s highest quality provider of voice and messaging interconnection services, Inteliquent is used by nearly all national and regional wireless carriers, cable companies, and CLECs in the markets it serves, and its network carries approximately 21 billion minutes of traffic per month. With the recent launch of its Omni IQsm solution, Inteliquent is now also fully dedicated to supporting the growing market of next generation service providers. For more information, please visit www.inteliquent.com.

About GTCR

Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the Financial Services & Technology, Healthcare, Technology, Media & Telecommunications and Growth Business Services industries. The Chicago-based firm pioneered The Leaders Strategy™ – finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $12 billion in over 200 companies. For more information, please visit www.gtcr.com.

About Onvoy

Onvoy is a leading Communications Enabler offering voice, messaging and mobility solutions supported by our nationwide carrier-grade network. Committed to empowering customers with the solutions they need to enable global communications across various applications in a continuously changing environment, Onvoy employs state of the art technology and provides customers control of their core communications infrastructure via carrier platforms and APIs. These interfaces allow customers to build, provision and support more innovative and integrated communication services. For more information, please visit www.onvoy.com.

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger contemplated by the Agreement and Plan of Merger, dated November 2, 2016, by and among Inteliquent, Onvoy Igloo Merger Sub, Inc. and Onvoy, LLC (the “Merger Agreement”), Inteliquent will file with the Securities and Exchange Commission (the “SEC”) and furnish to Inteliquent’s stockholders a definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INTELIQUENT’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE INTO THE DEFINITIVE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of documents filed by Inteliquent with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain a free copy of Inteliquent’s filings with the SEC at Inteliquent’s website at http://ir.inteliquent.com/sec.cfm or by directing a written request to: Inteliquent, Inc., 550 West Adams Street, Suite 900, Chicago, Illinois 60661, Attn: Investor Relations.

Inteliquent and certain of its directors, executive officers, and certain other members of management and employees of Inteliquent may be deemed to be participants in the solicitation of proxies from stockholders of Inteliquent in favor of the proposed merger. Information about directors and executive officers of Inteliquent is set forth in the proxy statement for Inteliquent’s 2016 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2016. Additional information regarding these individuals and other persons who may be deemed to be participants in the solicitation of proxies, as well as any direct or indirect interests they may have in the proposed merger, will be included in the definitive proxy statement with respect to the proposed merger Inteliquent will file with the SEC and furnish to Inteliquent’s stockholders.

FORWARD LOOKING STATEMENTS

Statements herein regarding the proposed transaction between Inteliquent, Onvoy, LLC and Onvoy Igloo Merger Sub, Inc., future financial and operating results, benefits and synergies of the transaction, future opportunities for the companies and any other statements about future expectations and the intent of any parties about future actions constitute “forward-looking statements” as defined in the federal securities laws. Forward-looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions. Such statements are based upon current beliefs, expectations and assumptions and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: (1) conditions to the closing of the transaction may not be satisfied; (2) the transaction may involve unexpected costs, liabilities or delays; (3) the business of Inteliquent may suffer as a result of uncertainty surrounding the transaction; (4) the outcome of any legal proceedings related to the transaction; (5) Inteliquent may be adversely affected by other economic, business, and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (7) the ability to recognize benefits of the transaction; (8) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. If the transaction is consummated, stockholders unaffiliated with the transaction will cease to have any equity interest in Inteliquent and will have no right to participate in its earnings and future growth. Inteliquent, GTCR, and Onvoy believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Inteliquent, GTCR, or Onvoy or persons acting on behalf of Inteliquent, GTCR, or Onvoy’s behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and Inteliquent, GTCR, and Onvoy undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law. Past financial or operating performance are not necessarily reliable indicators of future performance and you should not use our historical performance to anticipate results or future period trends.

Additional factors that may affect future results are contained in Inteliquent’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015, which are available at the SEC’s website at http://www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof is hereby disclaimed unless required by law.

CONTACT INFORMATION

For Inteliquent:

Investor Contact

Emily Naylor

investorrelations@inteliquent.com

For GTCR:

Eileen Rochford

eileenr@theharbingergroup.com

For Onvoy:

Marketing Director

Andi Cook

andi.cook@onvoy.com

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